Exhibit 99.(k)(6)

CONFIDENTIAL

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 25, 2020:

Term	Means
“Existing Agreement”	The Services Agreement among SS&C, Investment Manager and Existing Funds dated July 15, 2019, as amended
“SS&C”	SS&C Technologies, Inc. DST Asset Manager Solutions, Inc. ALPS Fund Services, Inc.
“Existing Funds”	CPG Carlyle Commitments Fund, LLC CPG Carlyle Commitments Master Fund, LLC CPG Vintage Access Fund, LLC CPG Vintage Access Fund III, LLC
“New Fund”	CPG Cooper Square International Equity, LLC
“Investment Manager”	Central Park Advisers, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

SS&C Technologies, Inc.		DST Asset Manager Solutions, Inc.

By:	/s/ Michael Sleightholme	By:	/s/ Michael Sleightholme

Name:	Michael Sleightholme	Name:	Michael Sleightholme

Title:	VP	Title:	VP

ALPS Fund Services, Inc.		Central Park Advisers, LLC

By:	/s/ Michael Sleightholme	By:	/s/ Michael Mascis

Name:	Michael Sleightholme	Name:	Michael Mascis

Title:	Authorized Representative	Title:	Chief Financial Officer

CPG Carlyle Commitments Fund, LLC		CPG Carlyle Commitments Master Fund, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Principal Accounting Officer	Title:	Principal Accounting Officer

CPG Vintage Access Fund III, LLC		CPG Vintage Access Fund, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Principal Accounting Officer	Title:	Principal Accounting Officer

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

By:	/s/ Michael Mascis

Name:	Michael Mascis

Title:	Principal Accounting Officer

Schedule A to this Amendment

Amendments

Effective September [__], 2020, the Existing Agreement is amended as follows:

1.	CPG Cooper Square International Equity, LLC is added as a Party to the Existing Agreement.

2.	Schedule B is replaced by Schedule B attached hereto as “Attachment 1”.

3.	Schedule C is replaced by Schedule C attached hereto as “Attachment 2”.

4.	The Appendix attached hereto as “Attachment 3” is added as Appendix A-1 to the Existing Agreement.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Attachment 1

Schedule B

Fees and Expenses

[Information Omitted]

Attachment 2

Schedule C

Funds

Fund	Organization
CPG Carlyle Commitments Fund, LLC	Delaware, US, limited liability company
CPG Carlyle Commitments Master Fund, LLC	Delaware, US, limited liability company
CPG Vintage Access Fund, LLC	Delaware, US, limited liability company
CPG Vintage Access Fund III, LLC	Delaware, US, limited liability company
CPG Cooper Square International Equity, LLC	Delaware, US, limited liability company

Attachment 3

Appendix A-1

Blue Sky (for New Fund)

1.	Investment Manager, or as applicable, each of Investment Manager’s fund entities, individually (the “Fund” or “Funds”) is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

2.	As used in this Section, the following additional terms have the following meanings:

(i)	“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of registered funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.

3.	SS&C shall perform the following Services in all states and territories in which the Fund’s shares are offered as identified by Investment Manager, in the form of and as required by Law applicable to Fund:

(i)	Assist with the filing of Initial Notices;

(ii)	Assist with the filing of Fund renewals and amendments to reflect relevant changes, as applicable;

(iii)	Assist with the filing of Fund sales reports filings;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C;

(v)	Pay Notice Filing fees at Investment Manager’s direction and at the expense of the Fund;

(vi)	Assist with the filing of Fund Prospectuses and Statements of Additional Information and any amendments and supplements to the extent required by the applicable laws of the states and territories;

(vii)	Assist with the filing of annual reports to the extent required by the applicable laws of the states and territories;

(viii)	Assist with the filing of all necessary notices to permit the Fund (or class of the Fund, as applicable) to qualify for reduced fee applicable to money market funds;

(ix)	Assist with the filing of all correspondence and related documentation in order to permit the Fund to utilize exemptions if such exemption notice is required;

(x)	Advise Investment Manager prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise SS&C in writing the action to be taken;

(xi)	Provide Investment Manager information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;

(xii)	Include in sales report filings, all sales reported to SS&C via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky service provider, or (b) confirmed in writing by Investment Manager to be activated, less any exempt sales that the Fund has directed SS&C in writing to remove prior to such filing;

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction;

(xiv)	Provide information concerning Blue Sky reporting requirements and registered fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv)	Conduct annual due diligence meeting with Investment Manager;

(xvi)	In the event that SS&C becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C shall report such information to Investment Manager and Investment Manager shall instruct SS&C with respect to the corrective action to be taken; and

(xvii)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

4.	The foregoing Services will be performed by SS&C and are contingent on the performance by Investment Manager of the following duties and obligations. Investment Manager shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C;

(iii)	Work with SS&C to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C Blue Sky application;

(v)	Provide written instructions to SS&C to remove current permit period sales from SS&C’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute a limited power of attorney for purposes of the services;

(vii)	Liaise with the Fund to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify SS&C in writing to the extent Management is notified by an intermediary of a new Sales Feed and work with SS&C to facilitate any necessary updates; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C that a direct broker Blue Sky Sales Feed is available for activation.

With respect to forms and filings, Investment Manager shall (i) provide member of management to act as signer for all forms to be filed in paper or electronic delivery; (ii) provide member of management to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and (iii) provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.